Filed Pursuant to Rule 424(b)(3)

Registration No. 333-282125

PROSPECTUS SUPPLEMENT

To Prospectus dated November 25, 2024

Up to 12,036,988 Shares of Common Stock

Up to 9,098,727 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 11,858,081 Shares of Common Stock Issuable Upon Conversion of Notes

Adagio Medical Holdings, Inc.

This prospectus supplement updates and supplements the information contained in the prospectus dated November 25, 2024 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (File No. 333-282125) with the information contained in our Current Report on Form 8-K that was filed with the Securities and Exchange Commission on December 23, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 32,993,796 shares of our common stock, $0.0001 par value per share (the “Common Stock”), which consists of (i) up to 7,951,913 PIPE Shares, (ii) up to 670,000 Pre-Funded Warrant Shares, with an exercise price of $0.01 per share (iii) up to 7,528,727 PIPE Warrant Shares, with an exercise price of $10.00 per share issuable upon exercise of the PIPE Warrants at an effective price of approximately $7.10 per PIPE Share, (iv) up to 11,858,081 Convertible Note Shares issuable upon the conversion of those certain 13% senior secured convertible notes, with a conversion price of $10.00 per share, subject to adjustment as provided in the Convertible Security Subscription Agreement, (v) up to 900,000 Convert Warrant Shares issuable upon exercise of the Convert Warrants, with an exercise price of $24.00 per share, subject to adjustment as provided in such warrants (vi) up to 2,354,100 shares issued to the Sponsor, consisting of 499,000 Sponsor Class A Conversion Shares that were initially issued to Sponsor in a private placement as Class A ordinary shares of ARYA at a price of $10.00 per share, 1,500,000 Sponsor Class B Conversion Shares that were initially issued to Sponsor as Class B ordinary shares of ARYA at an effective price of approximately $0.007 per share and exchanged for shares of Common Stock at Closing and 355,100 Sponsor Working Capital Shares that were originally issued to Sponsor as Class A ordinary shares of ARYA upon the conversion of certain convertible promissory notes issued by ARYA at an effective price of $10.00 per share (vii) up to 582,475 shares including 492,475 issued to certain of our affiliates as consideration in connection with the Business Combination at an equity consideration value of approximately $9.23 per share and 90,000 shares issued to the Independent ARYA Directors which were originally issued as Class B ordinary shares of ARYA, valued at approximately $0.007 per share (viii) up to 1,147,500 shares of Common Stock issuable to the Sponsor that are subject to Share Trigger Price Vesting, which were originally issued as Class B ordinary shares of ARYA, valued at approximately $0.007 per share and exchanged for shares of Common Stock at Closing; and (ix) 1,000 shares of Common Stock issuable upon exercise of certain stock options assumed by us in connection with the consummation of the Business Combination held by our Chief Operating Officer with an exercise price of $1.67 per share.

You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “ADGM”. On December 20, 2024, the last reported sales price of our Common Stock was $1.65 per share.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 14 of the prospectus, and under similar headings in any amendments or supplements to the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 23, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2024

ADAGIO MEDICAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42199	99-1151466
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26051 Merit Circle, Suite 102 Laguna Hills, CA	92653
(Address of principal executive offices)	(Zip Code)

(949) 348-1188

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ADGM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 20, 2024, Adagio Medical Holdings, Inc., a Delaware corporation (the “Company”), notified the Nasdaq Stock Market LLC (“Nasdaq”) that the Company will not be in compliance with the audit committee requirement under Nasdaq Listing Rule 5605(c)(2)(A) as of January 1, 2025, solely due to a vacancy on the audit committee (the “Audit Committee”) of the Company’s Board of Directors (the “Board”) resulting from Shahram Moaddeb’s resignation from the Board as disclosed in Item 5.02 of this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Director

On December 19, 2024, Shahram Moaddeb notified the Board of his intention to resign as director of the Company, effective January 1, 2025. Mr. Moaddeb’s resignation was not the result of any dispute or disagreement with the Company or the Board on any matter relating to the Company but because of significant growth and increasing demands from Mr. Moaddeb’s existing business ventures. The Company expresses its gratitude to Mr. Moaddeb for his service and contributions during his time on the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2024

Adagio Medical Holdings, Inc.

By:	/s/ John Dahldorf
Name:	John Dahldorf
Title:	Chief Financial Officer